Exhibit 99.6

HORIZON WELL TESTING, INC.
Consulting Services Agreement

This Consulting Services Agreement (the "Agreement"), dated November 30, 2016 is entered into between Horizon Well Testing, Inc., an Oklahoma corporation ("the Company), and Alan Martin, an individual with a principal place of residence in Oklahoma ("Consultant").
WHEREAS, all of the Company's outstanding stock was acquired by Alpine 4 Technologies Ltd., a Delaware corporation, under the terms of a Securities Purchase Agreement dated November 30, 2016 (the "SPA");
WHEREAS, pursuant to the SPA, the Company is to retain the services of Consultant for a limited period of time after the Closing (as defined in the SPA); and
WHEREAS, Consultant agrees to provide services to the Company on the terms and conditions set forth herein;
NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:
1. Consultant Duties.  For a period of 90 days from the Closing (the "Term"), Consultant agrees to be reasonably available, on an "as needed" basis during regular business hours to provide strategic management services to the Company, meet with Company management, and to assist Company management in their service with the Company.  The Consultant shall provide to Company his knowledge in customer relations, trade and service implantation, marketing, and other business disciplines with respect to the Company's business operations.
2. Extension of Term.  The Term may be extended an additional 30 days thereafter upon written notice received by Consultant within 48 hours prior to the expiration of the Term, accompanied by a one-time payment of $10,000 to Consultant.  If payment is not timely accompanying the notice, Consultant shall have no obligation to perform services beyond the initial Term.
3.  Indemnification.  To the maximum extent permitted by law, Company shall indemnify, defend and hold harmless Consultant from and against any and all lawsuits, claims, losses, expenses, and liabilities (including reasonable attorneys' fees) arising out of or relating to Consultant's good faith performance and providing of services hereunder or as a director or any agency capacity, excluding any grossly negligent acts or omissions or willful misconduct of Consultant.

4. Expenses.  The Company shall reimburse Consultant for any out-of-pocket expenses reasonably incurred by Consultant in connection with his performance of services hereunder, including any mileage (at the standard IRS rate in effect), travel, and other expenses; provided, however, Consultant shall obtain the prior written approval of Company for expenses which individually or in the aggregate exceed $250.00.
5.  Confidentiality.  Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law in connection with any registration or filing, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof.

6.  Governing Law.  This Agreement shall be governed by the law of the State of Oklahoma. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys' fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.
In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

HORIZON WELL TESTING, INC.

/s/ Kent Wilson  Date: 11/30/16
Kent Wilson, CEO

/s/ Alan Martin  Date: 11/30/16
Alan Martin, Consultant